Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods to Acquire Sturm Foods; Provides Guidance
•	Transaction valued at $660 million

•	Increases annual revenues by over $340 million

•	Adds large hot cereal and drink mix categories

•	Sturm expected to be $0.38-0.40 EPS accretive on an annualized basis

•	2009 guidance raised to $2.10 to $2.12 in adjusted EPS

•	TreeHouse provides 2010 guidance

•	Conference call today
WESTCHESTER, Ill. (December 21, 2009) TreeHouse Foods (NYSE: THS) announced today that it has signed a definitive agreement to acquire Sturm Foods, the leading private label manufacturer of hot cereal and powdered soft drink mixes, from HM Capital Partners LLC and other shareholders. The transaction is valued at $660 million, with closing expected by March 31, 2010.
The acquisition of Sturm will significantly strengthen TreeHouse’s presence in private label dry grocery, expand EBITDA margins and enhance cash flows, as well as improve the Company’s R&D, packaging, mixing and flavoring capabilities. Sturm had sales of $340 million for the twelve months ended September 30, 2009. Following the acquisition, TreeHouse will have pro forma sales of approximately $1.9 billion and adjusted EBITDA of over $275 million. TreeHouse expects the transaction to be more than 16% accretive on an annualized basis following the acquisition, adding $0.38 to $0.40 in EPS.
“Sturm Foods is a significant addition to TreeHouse, both strategically and financially,” said Sam K. Reed, Chairman and Chief Executive Officer of TreeHouse Foods. “Sturm will give us the leadership position within the private label hot cereal and powdered soft drink mix categories. Both categories are large and growing, offer health and convenience benefits, and have significant private label shares of 26% and 20%, respectively.”
As measured by Nielsen, all channel total U.S. FDM and Wal-Mart panel data, the hot cereal category is approximately $1.1 billion in sales and the tea and powdered soft drink mix category is roughly $1.2 billion in sales. During 2006-2008, private label hot cereal posted compound annual growth of 12.6%. Private label powdered soft drink mixes for the same period grew 24.8% annually. In both categories, private label out paced the relevant dollar and unit category growth rates during the same time frame.
“With the addition of Sturm, TreeHouse will have the top market share in six complementary private label categories, and we will further expand our center-of-store offerings, where grocery sales and profits are driven,” Mr. Reed said. “We also see meaningful opportunities to further develop Sturm’s category presence in non-traditional retail channels, food service and Canada, while leveraging their innovative R&D capabilities and generating attractive procurement savings.”
“We are very excited about joining TreeHouse Foods,” said Eric Beringause, President & CEO of Sturm Foods, Inc. “Just like Sturm, TreeHouse is a company focused on partnering with customers to develop superior store brand programs through innovation, marketing and supply chain efficiencies. We are confident that the combination will create both distribution and innovation opportunities for both companies.”
“We have enjoyed our partnership with Sturm Foods since acquiring the company in 2005 and are proud of the progress it has made,” said Andrew Rosen, a Partner of HM Capital Partners. “Through this transaction, we place Sturm into the hands of an outstanding strategic buyer and complete a successful investment on behalf of our investors.”
Founded in 1905, Sturm Foods has 750 employees and operates three facilities in Manawa, Wisconsin. The company sells to both retail and food service customers. The bulk of its product portfolio is evenly mixed between hot cereals and powdered soft drink mixes. The remainder of its portfolio consists of other dry mix products.
FINANCIAL TERMS
The purchase price of $660 million is expected to be funded by a combination of $400 million in new debt issuance, approximately $100 million in equity stock issuance, and the balance funded from borrowings under TreeHouse’s existing revolving credit facility. Both the financing and the acquisition are expected to close in the first quarter of 2010. TreeHouse Foods expects to incur approximately $19 million in one-time costs associated with inventory revaluations, transaction fees and issuance costs within the first year following closing.
BofA Merrill Lynch is acting as financial advisor to TreeHouse Foods on the transaction and Winston & Strawn is serving as legal counsel to TreeHouse. Deutsche Bank is serving as financial advisor to Sturm and HM Capital with respect to the transaction and Vinson & Elkins is serving as legal counsel to Sturm.
EARNINGS OUTLOOK
Separate from the transaction, TreeHouse is raising its 2009 full year earnings per share guidance from a range of $2.07 to $2.09 of adjusted earnings per share to $2.10 to $2.12, excluding one-time items and any costs associated with the Sturm transaction. “We continue to generate excellent top line growth and benefit from our cost savings programs in the fourth quarter,” said Mr. Reed. “Our results demonstrate that grocery customers and consumers are committed to the proposition of high quality private label products at value prices.”
“Looking ahead to 2010 and excluding the impact of the Sturm transaction, we expect EPS to grow 9-13% to $2.32 to $2.37, which includes $3 million in incremental IT costs associated with our ERP project,” Mr. Reed continued. “Taking into account the timing for closing the acquisition, we expect Sturm to add another $0.27 to $0.30 in EPS in 2010. On a full year basis, we expect Sturm to contribute $0.38 to $0.40 in earnings, resulting in over 16% accretion. Not only does this combination represent a strong strategic fit — excellent category dynamics, a profitable business and good people — but financially, the deal is extremely rewarding for our shareholders.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted diluted earnings per share data contained in this press release reflect estimated adjustments to earnings per share data to eliminate the net expense or net gain related to expected non-recurring items. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, stock option expense and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s acquisition of Sturm Foods and its upgraded guidance will be held at 9:00 a.m. EST today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
ABOUT STURM FOODS
Sturm Foods is a manufacturer specializing in quickly bringing to market innovative, nutritious, “good-for-you” food products that help consumers to enjoy healthier lives. Headquartered in Manawa, WI, Sturm Foods produces healthful drink mixes and sticks, instant oatmeal and hot cereals, and a line of organic and natural foods. For more information, visit the Sturm Foods website at www.sturmfoods.com.
ABOUT HM CAPITAL
Based in Dallas, HM Capital Partners LLC is a private equity firm that leverages twenty years of sector experience to acquire, change and grow strategically relevant businesses in the energy, food and media sectors. HM Capital has an outstanding track record investing in the food industry, having completed over 30 transactions with a total transaction value of over $7 billion. More information is available at www.hmcapital.com.

FORWARD LOOKING STATEMENTS
The statements in this release that are not historical facts are forward-looking statements based on current expectations and involve risks and uncertainties. Such forward-looking statements include, but may not be limited to, statements about the anticipated timing of the transaction and the potential impact the acquisition will have on TreeHouse. Forward-looking statements can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2008 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.